Exhibit 99.1

Tyler Technologies Reports Earnings

For Fourth Quarter 2011

Quarterly revenue, gross margin, EBITDA and backlog reach new highs

DALLAS – Feb. 22, 2012 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended December 31, 2011. Tyler reported total revenues grew 13.3 percent to $82.1 million, and net income was $8.7 million, or $0.27 per diluted share. In the same quarter last year, the Company had revenue of $72.4 million and net income of $7.2 million, or $0.21 per diluted share. Gross margin increased 250 basis points to 47.5 percent compared to 45.0 percent in the year-ago quarter.

Recurring software revenues from maintenance and subscriptions were $47.8 million in the fourth quarter of 2011, an increase of 18.1 percent compared to the fourth quarter of 2010, and comprised 58.3 percent of the quarter’s total revenue, compared to 55.9 percent for the same period in 2010.

Free cash flow increased 22.1 percent to $9.0 million compared to $7.4 million in the fourth quarter of 2010. For the year 2011, Tyler reported record free cash flow, excluding capital expenditures for real estate, of $50.8 million, an increase of 60.1 percent, compared to free cash flow, excluding capital expenditures for real estate, of $31.7 million for 2010. Including capital expenditures for real estate, 2011 free cash flow was $44.2 million compared to 2010 free cash flow of $30.4 million.

EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 28.6 percent to $17.1 million, compared to $13.3 million in the prior-year quarter.

Total backlog reached a new high of $339.8 million at December 31, 2011, an increase of 20.7 percent from $281.4 million at December 31, 2010 and increased sequentially by 13.8 percent from $298.7 million at September 30, 2011. Software-related backlog (excluding appraisal services) was $319.9 million, an increase of 28.9 percent compared to $248.2 million at December 31, 2010, and sequentially increased by 15.3 percent from $277.5 million at September 30, 2011.

Tyler ended the fourth quarter of 2011 with $3.3 million in cash and investments and $81.0 million of availability under its $150.0 million revolving line of credit. During the fourth quarter, Tyler repurchased approximately 53,000 shares of its common stock at an average price of $24.77 per share. For the year 2011, Tyler repurchased approximately 3.0 million shares at an average price of $23.90. As of December 31, 2011, the Company was authorized to repurchase up to 1.7 million additional shares.

“Tyler’s strong fourth-quarter financial performance builds upon a trend of improving results that began in the second quarter as the market started to show signs of modest improvement,” said John S. Marr Jr., Tyler’s president and chief executive officer. “By many measures, our fourth-quarter results are the best we’ve ever reported. We achieved double-digit revenue growth driven by continued solid growth in recurring revenues from subscriptions and maintenance. We’re also pleased that software license revenue grew year-over-year for the first time since the fourth quarter of 2009. In addition, our gross margin of 47.5 percent represents a new quarterly high.

“New contract signings in the fourth quarter, which included a contract with the state of Maryland valued at approximately $45 million for our Odyssey® court management system, were very good,” said Mr. Marr. “Tyler enters 2012 with a record backlog of signed contracts and a very active sales pipeline. We are cautiously optimistic that market conditions will continue to improve in 2012, and with Tyler’s strong competitive position our outlook for the coming year is positive.”

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Tyler Technologies Reports Earnings

For Fourth Quarter 2011

Feb. 22, 2012

Annual Guidance for 2012

Total revenues for 2012 are currently expected to be in the range of $350 million to $356 million. Tyler expects that diluted earnings per share will be approximately $0.94 to $1.01 and approximately 60 percent of earnings will occur in the second half of the year. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $7.4 million, or $0.18 per share after taxes. The Company currently estimates that its effective tax rate for 2012 will be approximately 38.5 percent. Tyler expects that capital expenditures for the year will be between $15 million and $16 million, including approximately $9 million related to real estate, and that depreciation and amortization expense will be between $11.2 million and $11.7 million.

Tyler Technologies will hold a conference call on Thursday, February 23, at 10 a.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789 (U.S. callers) and 412-317-6789 (international callers), and reference confirmation code 10009867 when prompted. A replay will be available two hours after the completion of the call through March 2, 2012. To access the replay, please dial 877-344-7529 (U.S. callers) and 412-317-0088 (international callers) and reference passcode 10009867. The live webcast and archived replay can also be accessed at www.tylertech.com.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 10,000 local government offices in all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” four times in the last five years. More information about Dallas-based Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures

This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.

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This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

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(Comparative results follow)

Contact: Brian K. Miller

Executive Vice President - CFO

Tyler Technologies, Inc.

972-713-3720

brian.miller@tylertech.com

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TYLER TECHNOLOGIES, INC.

CONDENSED INCOME STATEMENTS

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Software licenses	$9,833	$8,469	$32,594	$34,913
Subscriptions	8,930	6,218	31,160	23,298
Software services	17,217	16,060	69,617	68,340
Maintenance	38,919	34,298	146,498	135,655
Appraisal services	5,283	5,742	23,228	20,554
Hardware and other	1,897	1,652	6,294	5,868

Total revenues	82,079	72,439	309,391	288,628

Cost of revenues:
Software licenses	714	985	3,034	3,456
Acquired software	343	398	1,125	1,592
Software services, maintenance and subscriptions	37,405	33,901	143,776	138,085
Appraisal services	3,248	3,468	14,550	12,910
Hardware and other	1,349	1,071	4,994	4,268

Total cost of revenues	43,059	39,823	167,479	160,311

Gross profit	39,020	32,616	141,912	128,317

Selling, general and administrative expenses	21,141	17,143	75,650	69,480
Research and development expense	2,634	3,478	16,414	13,971
Amortization of customer and trade name intangibles	923	806	3,331	3,225

Operating income	14,322	11,189	46,517	41,641
Other expense, net	818	1,030	2,404	1,742

Income before income taxes	13,504	10,159	44,113	39,899
Income tax provision	4,805	2,949	16,556	14,845

Net income	$8,699	$7,210	$27,557	$25,054

Earnings per common share:
Basic	$0.29	$0.22	$0.88	$0.74

Diluted	$0.27	$0.21	$0.83	$0.71

EBITDA (1)	$17,109	$13,306	$56,681	$51,572

Weighted average common shares outstanding:
Basic	29,823	32,285	31,267	34,075
Diluted	32,031	33,895	33,154	35,528

(1) Reconciliation of EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$8,699	$7,210	$27,557	$25,054
Amortization of customer and trade name intangibles	923	806	3,331	3,225
Depreciation and other amortization included in cost of revenues,
SG&A and other expenses	1,975	1,905	7,345	7,563
Interest expense included in other expense, net	707	436	1,892	885
Income tax provision	4,805	2,949	16,556	14,845

EBITDA	$17,109	$13,306	$56,681	$51,572

TYLER TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$1,326	$2,114
Short-term investments available-for-sale	25	25
Accounts receivable, net	90,012	81,860
Other current assets	10,634	11,344
Deferred income taxes	5,095	3,106

Total current assets	107,092	98,449

Accounts receivable, long-term portion	2,095	1,231
Property and equipment, net	40,915	34,851
Non-current investments available-for-sale	1,953	2,126

Other assets:
Goodwill and other intangibles, net	141,722	125,138
Other	1,614	2,237

Total assets	$295,391	$264,032

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$27,962	$22,059
Deferred revenue	123,678	102,590

Total current liabilities	151,640	124,649

Revolving line of credit	60,700	26,500
Deferred income taxes	4,941	5,911
Shareholders' equity	78,110	106,972

Total liabilities and shareholders' equity	$295,391	$264,032

TYLER TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$8,699	$7,210	$27,557	$25,054
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,898	2,711	10,676	10,788
Share-based compensation expense	1,668	1,515	6,253	6,132
Provision for losses-accounts receivable	805	1,161	805	1,161
Excess tax benefit from exercise of share-based arrangements	(1,869)	(791)	(3,590)	(2,000)
Deferred income taxes	(2,916)	(959)	(2,916)	(959)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	2,045	(2,761)	17,650	(4,826)

Net cash provided by operating activities	11,330	8,086	56,435	35,350

Cash flows from investing activities:
Proceeds from sales of investments	—	—	50	75
Cost of acquisitions, net of cash acquired	(17,298)	—	(17,298)	(9,661)
Additions to property and equipment	(2,352)	(733)	(12,278)	(4,930)
Decrease in restricted investments	—	—	—	6,000
Decrease (increase) in other	518	(175)	717	(178)

Net cash used by investing activities	(19,132)	(908)	(28,809)	(8,694)

Cash flows from financing activities:
Increase in net borrowings on revolving line of credit	2,700	10,000	34,200	26,500
Purchase of treasury shares	(3,277)	(24,119)	(71,802)	(65,793)
Contributions from employee stock purchase plan	573	497	2,045	1,901
Proceeds from exercise of stock options	1,983	1,318	3,553	3,181
Debt issuance costs	—	—	—	(2,027)
Excess tax benefit from exercise of share-based arrangements	1,869	791	3,590	2,000

Net cash provided (used) by financing activities	3,848	(11,513)	(28,414)	(34,238)

Net decrease in cash and cash equivalents	(3,954)	(4,335)	(788)	(7,582)
Cash and cash equivalents at beginning of period	5,280	6,449	2,114	9,696

Cash and cash equivalents at end of period	$1,326	$2,114	$1,326	$2,114

Reconciliation of free cash flow:	Three Months Ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Cash provided by operating activities	$11,330	$8,086	$56,435	$35,350
Capital expenditures	(2,352)	(733)	(12,278)	(4,930)

Free cash flow	8,978	7,353	44,157	30,420
Capital expenditures for real estate	—	—	6,657	1,310

Free cash flow, excluding real estate	$8,978	$7,353	$50,814	$31,730